Exhibit 23.3

Consent of Independent Certified Public Accountants

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 16, 2012, with respect to the consolidated financial statements of Sunbelt Software, Inc. included in Amendment No. 1 to the Registration Statement (Form F-1 No. 333-184731) and related Prospectus of GFI Software S.A. dated November 19, 2012.

/s/ Ernst & Young LLP
Tampa, Florida
November 19, 2012